Leonard W. Burningham, Esq.
Suite 205, 455 East 500 South
Salt Lake City, Utah 84111

Re:       Diversified Resources Group, Inc., a Utah corporation
          (the "Company")

Dear Mr. Burningham:

          Thank you for your letter dated February 27, 2002, regarding the S-8 proposals of the Securities and Exchange Commission, which I have reviewed.

          I am not a promoter or public relations person for the Company or any other entity. I have not and do not intend to raise any funding for the Company, and none of my services were "capital raising" services. Further, none of the services related to a "reverse" reorganization or merger. The services I have rendered and intend to render for the benefit of the Company include the following: Services including assistance to CEO on administrative and marketing matters, proofreading and secretarial and paralegal services on Company documents.

          I acknowledge receipt of a copy of all reports filed by the Company with the Securities and Exchange Commission during the past 12 months, and a copy of the Long Term Incentive Plan.

          Thank you.

                              Very truly yours,



Dated: 3/26/02.                    /s/Tim Wilkins